[LOGO]
7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE  (720) 981-1185
FAX  (720) 981-1186


                                            Trading Symbol:  VGZ
                                            Toronto and American Stock Exchanges
------------------------------------------------NEWS----------------------------
         VISTA GOLD CORP. ANNOUNCES A US $3.5 MILLION PRIVATE PLACEMENT

DENVER, COLORADO JANUARY 22, 2002-Vista Gold Corp. (TSE; AMEX-VGZ) is pleased to announce that it is finalizing an agency agreement for a private placement financing of US $3.5 million to be arranged by Global Resource Investment Ltd. (Global) of Carlsbad, California. This private placement, which is subject to regulatory and shareholder approval, will be effected in two tranches. The first will consist of the placement of 20 million units to raise US $1.03 million dollars. Each unit will consist of one common share priced at US $0.0513 and one warrant that will entitle the holder to acquire one common share at an exercise price of US $0.075 for a period of five years from the date of issue. The warrants will only be convertible to common shares following shareholder approval, which is expected to be sought at the next Annual General Meeting in April.

The second tranche of the private placement will consist of a US $2.47 million debenture, carrying a 1.0% per annum interest rate, with the full amount repayable in 18 months. Pending shareholder and regulatory approval, the debenture will be convertible into units with the same per share and warrant pricing as the first tranche.

Shareholders will also be asked to approve a 1 for 20 share consolidation, which will have the effect of re-pricing the units issued on the debenture conversion to US $1.03 and the warrant exercise price to US$1.50. The Corporation has undertaken to register the potential resale of shares issued in this private placement with the U.S. Securities and Exchange Commission.

An 8.0% commission is payable to Global in the form of units. The net proceeds from the placement are estimated to be US $3.4 million. The US $2.47 million proceeds from the issuance of the debenture will be held in escrow pending shareholder approval and will be used to fully repay the debenture in the event shareholder approval is not obtained.

If the transactions are completed, the Corporation plans to use the proceeds from the financing to evaluate, acquire and enhance mining properties with gold reserves, and to hold these properties in anticipation of higher gold prices. Approximately US $814,000 will be used to settle an outstanding claim of US $902,819. The claim against Vista, Stockscape.com Technologies, Inc. and other defendants by United States Fidelity & Guarantee Company, is disclosed in the Corporation's quarterly report on Form 10-Q. Although Vista believes its liability with respect to the claim is limited, the potential cost of the protracted litigation makes settlement of the suit very advantageous at this time.

Vista Gold Corp. is an international gold mining, development and exploration company based in Littleton Colorado. Its holdings include the Hycroft mine in Nevada, the Amayapampa project in Bolivia, and exploration projects in North and South America.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described in the Corporation Form 10-K as amended.

For further information, please contact Jock McGregor or Jack Engele at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com